Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

Cass Information Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.50 per share	Other	1,000,000(1)	$41.71(2)	$41,710,000.00	$110.20 per $1,000,000	$4,596.45

Total Offering Amounts					$41,710,000.00		$4,596.45

Total Fee Offsets							$0

Net Fee Due							$4,596.45

(1)

In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminable number of additional securities as may become deliverable as a result of stock splits, stock dividends, split-ups, recapitalizations or similar transactions, in accordance with the provisions of the Cass Information Systems, Inc. 2023 Omnibus Stock and Performance Compensation Plan.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act on the basis of the average of the high and low prices for the Registrant’s Common Stock on April 17, 2023, as reported on The Nasdaq Global Select Market.